Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Allergan plc, on Form S-8 (File Nos. 333-191487 and 333-202833) of our report dated June 20, 2018 on our audits of the financial statements of Allergan, Inc. Retirement 401(k) Plan (formerly, Allergan, Inc. Savings and Investment Plan) as of December 31, 2017 and 2016, and for the year ended December 31, 2017, and of the supplemental schedules of Allergan, Inc. Retirement 401(k) Plan as of and for the year ended December 31, 2017, which report is included in this Annual Report on Form 11-K to be filed on or about June 20, 2018.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 20, 2018

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